Second Amendment

to the

Compliance Consulting Agreement

Between

Capitol Series trust

and

Ultimus Fund Solutions, LLC

This second amendment (the “Amendment”) dated as of December 14, 2017, to the Compliance Consulting Agreement (“Agreement”) dated December 21, 2016 is made by and between Capitol Series Trust and Ultimus Fund Solutions, LLC (collectively, the “Parties”).

The Parties desire to amend the Agreement according to the terms and conditions set forth in this Amendment.

In consideration of the Parties agreement to amend their obligations in the existing Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform and fulfill the promises, conditions, and agreements described below:

1.	Schedule A is hereby amended as follows:

AMENDED SCHEDULE A

to the

Compliance Consulting Agreement

between

Capitol Series Trust

and

Ultimus Fund Solutions, LLC

Dated December 21, 2016

Funds

Hedeker Strategic Appreciation Fund

Fuller & Thaler Behavioral Small-Cap Equity Fund

Fuller & Thaler Behavioral Small-Cap Growth Fund

Fuller & Thaler Behavioral Mid-Cap Value Fund

The parties hereto have executed this Amendment to the Agreement as of December 14, 2017.

CAPITOL SERIES TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Robert G. Dorsey
Matthew J. Miller		Robert G. Dorsey
Title:	President	Title:	Chief Executive Officer – Managing Director